Exhibit 99.1

XPO Logistics Announces First Quarter 2019 Results

Closes $1.1 billion of new business, up 15% year-over-year,
and grows sales pipeline to a record $4.1 billion

Improves LTL yield by 3% year-over-year, excluding fuel,
compared with 1.1% improvement the prior quarter

Achieves logistics segment revenue growth of 3.2%;
organic revenue growth of 8.1%

Reaffirms 2019 targets for adjusted EBITDA and free cash flow

GREENWICH, Conn. — May 1, 2019 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the first quarter 2019. First quarter revenue was $4.12 billion, compared with $4.19 billion for the same period in 2018. Net income attributable to common shareholders was $43 million for the quarter, compared with $67 million for the same period in 2018. Diluted earnings per share was $0.37 for the quarter, compared with $0.50 for the same period in 2018. First quarter 2019 financial results were adversely impacted by: a reduction in business from the company’s largest customer; foreign currency exchange; higher interest expense year-over-year, partially offset by share repurchase activity; and a higher effective tax rate of 27% in 2019, compared with 0% in 2018.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $59 million for the first quarter 2019, compared with $81 million for the same period in 2018. Adjusted diluted earnings per share, a non-GAAP financial measure, was $0.51 for the first quarter 2019, compared with $0.61 for the same period in 2018. Adjusted diluted EPS for 2019 reflects a higher tax rate in the first quarter 2019, compared with the same period in 2018.

Adjusted net income attributable to common shareholders and adjusted diluted earnings per share for the first quarter 2019 exclude: $13 million, or $9 million after-tax, of restructuring costs, primarily severance; a non-cash charge of $6 million, or $4 million after-tax, related to the impairment of customer relationship intangibles; and $5 million, or $4 million after-tax, of debt extinguishment costs; $2 million, or $1 million after-tax, of non-cash unrealized losses on foreign currency contracts; and $1 million, or $1 million after-tax, of transaction, integration and rebranding costs. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $343 million for the first quarter 2019, compared with $330 million for the same period in 2018. Adjusted EBITDA for the first quarter 2019 excludes: $13 million of restructuring costs, primarily severance; and $1 million of transaction, integration and rebranding costs.

For the first three months of 2019, cash flow from operations was a cash usage of $96 million. Free cash flow, a non-GAAP financial measure, was a cash usage of $96 million. Free cash flow favorability was driven by lower net capex and lower bonus payments year-over-year.

Financial Targets

The company’s full-year 2019 targets are:

•                  Revenue growth of 3% to 5%, which corresponds to organic revenue growth of 5.5% to 7.5% year-over-year;

•                  Adjusted EBITDA in the range of $1.650 billion to $1.725 billion, an increase of 6% to 10% year-over-year;

•                  Free cash flow in the range of $525 million to $625 million;

•                  Net capital expenditures in the range of $400 million to $450 million;

•                  Depreciation and amortization in the range of $765 million to $785 million;

•                  Effective tax rate in the range of 26% to 29%; and

•                  Cash taxes in the range of $165 million to $190 million.

Effective first quarter 2019, the company excludes direct postal injection revenue from its calculation of organic revenue growth, and continues to exclude fuel and foreign currency exchange. The company ceased offering direct postal injection service in its last mile business in the first quarter 2019. The 5.5% to 7.5% target for full-year organic revenue growth equates to the 4% to 6% target issued in February 2019, adjusted for the exclusion of direct postal injection revenue.

The company’s 2019 targets for free cash flow and cash taxes assume cash interest expense of $275 million to $315 million. The company expects an incremental benefit to free cash flow of $125 million to $150 million from trade receivables programs in 2019.

$2.5 Billion Share Repurchase Program

From December 14, 2018, through April 30, 2019, the company repurchased 35.2 million shares of XPO common stock at a $53.42 average price per share, for a total cost of approximately $1.9 billion.

The company is not obligated to repurchase any specific number of shares, and can suspend or discontinue the program at any time.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “In the first quarter, we delivered on expectations and beat on adjusted EBITDA and free cash flow. We also closed a record $1.1 billion of new business, up 15% year-over-year. Our sales pipeline stands at more than $4 billion of active bids — a new high-water mark for us.

“In our logistics segment, we generated significant growth in our e-commerce, food and beverage, consumer packaged goods and aerospace verticals. We’re using our XPO Smart labor productivity tools in our logistics operations, including the 23 contract startups we implemented in the first quarter. In transportation, we increased freight brokerage net revenue by 9.5% year-over-year and grew our net revenue margin by 420 basis points. We’re automating key touchpoints in brokerage on our XPO Connect digital platform, with large upsides to customer service and productivity. We’ve rolled out XPO Connect in Europe, and last month we launched new capabilities for last mile on the platform.”

Jacobs continued, “In less-than-truckload, we accelerated our year-over-year yield improvement to 3% in the first quarter, from 1.1% in the fourth quarter of 2018, while delivering high levels of service for customers. Our LTL technology initiatives are resulting in significant improvements in on-time delivery and overall customer satisfaction ratings. We’re deploying dynamic route optimization, AI-based load-building and a new linehaul bypass model, and implementing our labor productivity tools in all 290 LTL service centers.”

First Quarter 2019 Results by Segment

•                  Transportation: The company’s transportation segment generated revenue of $2.66 billion for the quarter, compared with $2.77 billion for the same period in 2018. Segment revenue primarily reflects lower freight brokerage and last mile direct postal injection revenue from the company’s largest customer, as well as the adverse impact of foreign currency exchange, partially offset by growth in North American less-than-truckload (LTL) and European transport.

Operating income for the transportation segment was $128 million for the quarter, compared with $139 million for the same period in 2018. Adjusted EBITDA for the segment was $264 million, compared with $266 million for the same period in 2018. In North American LTL, yield improved by 3% year-over-year, excluding fuel, compared with 1.1% improvement in the prior quarter. The first quarter operating ratio for LTL was 89.4% and the adjusted operating ratio was 87.6%, the best first quarter adjusted operating ratio in 20 years.

•                  Logistics: The company’s logistics segment generated revenue of $1.49 billion for the quarter, a 3.2% increase from the same period in 2018. Organic revenue growth was 8.1%. Segment revenue was led by significant growth in the company’s e-commerce, food and beverage, consumer packaged goods and aerospace verticals, partially offset by the adverse impact of foreign currency exchange.

Operating income for the logistics segment was $46 million, compared with $48 million for the same period in 2018, primarily reflecting higher depreciation expense related to prior capital investments in new business wins. Adjusted EBITDA for the segment was $113 million, an increase of 0.9% from a year ago. The increase in adjusted EBITDA primarily reflects growth from existing customers and from startups in recent quarters.

•                  Corporate: Corporate SG&A expense was $42 million for the quarter, compared with $46 million for the same period in 2018. The year-over-year change in corporate expense primarily reflects a decrease in purchased services, as well as lower share-based compensation expense.

New Sustainability Report

On April 22, 2019, the company released its inaugural Sustainability Report detailing initiatives related to safety, engagement, workplace inclusion, environmental protection and other key areas. XPO’s global 2018 Sustainability Report, and its 2018 Corporate Social Responsibility Report for operations in Europe, can be found at https://sustainability.xpo.com.

Conference Call

The company will hold a conference call on Thursday, May 2, 2019, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until June 2, 2019. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13689334.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 32 countries, with 1,540 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. xpo.com

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the quarter ended March 31, 2019 used in this release include: earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA on a consolidated basis and for our transportation and logistics segments; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”); net revenue for our transportation and logistics segments and intersegment eliminations; adjusted operating income and adjusted operating ratio for our North American less-than-truckload business; and organic revenue and organic revenue growth on a consolidated basis and for our logistics business.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction, integration and rebranding costs as well as adjustments for restructuring costs. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition and include transaction costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments primarily relate to the rebranding of the XPO Logistics name on our truck fleet and buildings. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash used in operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash used in operating activities defined as net cash used in operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction, integration, restructuring and rebranding costs and amortization expenses and, (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations, fuel surcharges and revenue associated with our direct postal injection service in last mile.

With respect to our 2019 financial targets for adjusted EBITDA, free cash flow and organic revenue growth, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2019 financial targets for our consolidated revenue and organic revenue growth, adjusted EBITDA, free cash flow, net capital expenditures, depreciation and amortization, effective tax rate, cash taxes and the free cash flow benefit from our trade receivables programs. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.

Erin Kurtz

+1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2019	2018

Revenue	$4,120	$4,192
Operating expenses
Cost of transportation and services	2,096	2,225
Direct operating expense	1,406	1,376
Sales, general and administrative expense	486	450
Total operating expenses	3,988	4,051
Operating income	132	141
Other expense (income)	(17)	(19)
Foreign currency loss	2	12
Debt extinguishment loss	5	10
Interest expense	71	59
Income before income tax provision	71	79
Income tax provision	19	—
Net income	52	79
Net income attributable to noncontrolling interests	(5)	(6)
Net income attributable to XPO	$47	$73

Net income attributable to common shareholders (1)	$43	$67

Basic earnings per share	$0.40	$0.56
Diluted earnings per share	$0.37	$0.50

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	107	120
Diluted weighted-average common shares outstanding	117	133

(1) Net income attributable to common shareholders reflects the following items:
Non-cash allocation of undistributed earnings	$3	$5
Preferred dividends	1	1

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$376	$502
Accounts receivable, net of allowances of $55 and $52, respectively	2,753	2,596
Other current assets	554	590
Total current assets	3,683	3,688

Property and equipment, net of $1,709 and $1,585 in accumulated depreciation, respectively	2,559	2,605
Operating lease assets	2,047	—
Goodwill	4,443	4,467
Identifiable intangible assets, net of $736 and $706 in accumulated amortization, respectively	1,204	1,253
Other long-term assets	260	257
Total long-term assets	10,513	8,582
Total assets	$14,196	$12,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,188	$1,258
Accrued expenses	1,507	1,480
Short-term borrowings and current maturities of long-term debt	114	367
Short-term operating lease liabilities	448	—
Other current liabilities	184	208
Total current liabilities	3,441	3,313

Long-term debt	5,362	3,902
Deferred tax liability	442	444
Employee benefit obligations	145	153
Operating lease liabilities	1,586	—
Other long-term liabilities	387	488
Total long-term liabilities	7,922	4,987

Stockholders’ equity:
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; 0.07 of Series A shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	41	41
Common stock, $0.001 par value; 300 shares authorized; 93 and 116 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	2,122	3,311
Retained earnings	428	377
Accumulated other comprehensive loss	(153)	(154)
Total stockholders’ equity before noncontrolling interests	2,438	3,575
Noncontrolling interests	395	395
Total equity	2,833	3,970
Total liabilities and equity	$14,196	$12,270

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2019	2018
Operating activities
Net income	$52	$79
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	180	171
Stock compensation expense	13	22
Accretion of debt	5	4
Deferred tax (benefit) expense	(5)	7
Debt extinguishment loss	5	10
Unrealized loss on foreign currency option and forward contracts	2	4
Gains on sale of property and equipment	(21)	—
Other	13	(28)
Changes in assets and liabilities:
Accounts receivable	(246)	(100)
Other assets	(30)	(90)
Accounts payable	(57)	(55)
Accrued expenses and other liabilities	(7)	(43)
Net cash used in operating activities	(96)	(19)
Investing activities
Payment for purchases of property and equipment	(118)	(142)
Proceeds from sale of property and equipment	47	10
Cash collected on deferred purchase price receivable	71	—
Net cash used in investing activities	—	(132)
Financing activities
Proceeds from issuance of debt	1,751	905
Repurchase of debt	—	(812)
Proceeds from borrowings on ABL facility	1,075	390
Repayment of borrowings on ABL facility	(1,075)	(330)
Repayment of long-term debt and capital leases	(534)	(37)
Payment for debt issuance costs	(24)	(6)
Repurchase of common stock	(1,227)	—
Change in bank overdrafts	6	56
Payment for tax withholdings for restricted shares	(2)	(40)
Dividends paid	(1)	(1)
Other	2	1
Net cash (used in) provided by financing activities	(29)	126
Effect of exchange rates on cash, cash equivalents and restricted cash	—	8
Net decrease in cash, cash equivalents and restricted cash	(125)	(17)
Cash, cash equivalents and restricted cash, beginning of period	514	449
Cash, cash equivalents and restricted cash, end of period	$389	$432

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %
Revenue	$2,659	$2,774	$(115)	-4.1%
Cost of transportation and services	1,911	2,027	(116)	-5.7%
Net revenue (1)	748	747	1	0.1%
Direct operating expense	315	336	(21)	-6.3%
Sales, general and administrative expense
Salaries and benefits	173	155	18	11.6%
Other sales, general and administrative expense	45	43	2	4.7%
Purchased services	35	31	4	12.9%
Depreciation and amortization	52	43	9	20.9%
Total sales, general and administrative expense	305	272	33	12.1%
Operating income	$128	$139	$(11)	-7.9%
Other income (expense) (2)	8	10	(2)	-20.0%
Total depreciation and amortization	116	114	2	1.8%
EBITDA (1)	$252	$263	$(11)	-4.2%
Transaction, integration and rebranding costs	—	3	(3)	-100.0%
Restructuring costs	12	—	12	100.0%
Adjusted EBITDA (1) (3)	$264	$266	$(2)	-0.8%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

(2) Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3) For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018
Revenue
North America
Freight Brokerage	$619	$710
Less-Than-Truckload	926	920
Last Mile	224	238
Managed Transport	124	137
Total North America	1,893	2,005
Europe
Freight Brokerage and Truckload	473	469
Less-Than-Truckload	253	253
Total Europe	726	722
Global Forwarding	77	82
Eliminations	(37)	(35)
Total Revenue	$2,659	$2,774

Net Revenue
North America
Freight Brokerage	$127	$116
Less-Than-Truckload	348	357
Last Mile	67	69
Managed Transport	25	26
Total North America	567	568
Europe	167	165
Global Forwarding	14	14
Total Net Revenue (1)	$748	$747

Net Revenue %
North America
Freight Brokerage	20.5%	16.3%
Less-Than-Truckload	37.5%	38.8%
Last Mile	30.0%	28.8%
Managed Transport	19.9%	19.4%
Total North America	30.0%	28.3%
Europe	23.1%	22.8%
Global Forwarding	18.6%	17.1%
Overall Net Revenue %	28.1%	26.9%

Direct Operating Expense
North America
Freight Brokerage	$24	$24
Less-Than-Truckload	151	168
Last Mile	22	21
Managed Transport	15	20
Total North America	212	233
Europe	100	100
Global Forwarding	3	3
Total Direct Operating Expense	$315	$336

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2019	2018

Number of Working Days	63.0	63.5

Lbs. per Day (Thousands)	72,864	74,379

% Change in Lbs. per Day (1)	-2.0%	-1.1%

Shipments per Day	50,749	51,176

% Change in Shipments per Day (1)	-0.8%	-5.2%

Avg. Weight per Shipment (in pounds)	1,436	1,453

% Change in Weight per Shipment (1)	-1.2%	4.3%

Gross Revenue per Shipment	$296.48	$291.84

Gross Revenue per Hundred Weight (including fuel surcharges)	$20.65	$20.08

Gross Revenue per Hundred Weight (excluding fuel surcharges)	$17.87	$17.36

% Change in Gross Revenue per Hundred Weight (1)
Including fuel surcharges	2.8%	6.2%
Excluding fuel surcharges	3.0%	3.9%

Average Length of Haul (in Miles)	808.7	815.0

Total Average Load Factor (2)	22,674	23,315

Average Age of Tractor Fleet (Years)	5.42	5.42

(1) Compared with the same quarter of the previous year.

(2) Total Average Load Factor equals freight pound miles divided by total linehaul miles.

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$786	$779	$7	0.9%
Fuel surcharge revenue	127	128	(1)	-0.8%
Revenue	913	907	6	0.7%
Salaries, wages and employee benefits	445	429	16	3.7%
Purchased transportation	100	97	3	3.1%
Fuel and fuel-related taxes	70	68	2	2.9%
Depreciation and amortization	58	59	(1)	-1.7%
Other operating expenses	102	119	(17)	-14.3%
Maintenance	27	26	1	3.8%
Rents and leases	12	11	1	9.1%
Purchased labor	2	3	(1)	-33.3%
Operating income	97	95	2	2.1%
Operating ratio (1)	89.4%	89.5%
Restructuring costs	2	—	2	100.0%
Amortization expense	8	9	(1)	-11.1%
Other income	6	7	(1)	-14.3%
Adjusted operating income (2)	$113	$111	$2	1.8%
Adjusted operating ratio (3)	87.6%	87.8%

(1) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(2) See the “Non-GAAP Financial Measures” section of the Press Release.

(3) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %
Revenue	$1,494	$1,448	$46	3.2%
Cost of transportation and services	215	228	(13)	-5.7%
Net revenue (1)	1,279	1,220	59	4.8%
Direct operating expense	1,091	1,040	51	4.9%
Sales, general and administrative expense
Salaries and benefits	82	74	8	10.8%
Other sales, general and administrative expense	18	18	—	0.0%
Purchased services	21	21	—	0.0%
Depreciation and amortization	21	19	2	10.5%
Total sales, general and administrative expense	142	132	10	7.6%
Operating income	$46	$48	$(2)	-4.2%
Other income (expense) (2)	5	8	(3)	-37.5%
Total depreciation and amortization	61	55	6	10.9%
EBITDA (1)	$112	$111	$1	0.9%
Transaction, integration and rebranding costs	—	1	(1)	-100.0%
Restructuring costs	1	—	1	100.0%
Adjusted EBITDA (1) (3)	$113	$112	$1	0.9%

(1)  See the “Non-GAAP Financial Measures” section of the Press Release.

(2)  Other income (expense) consists of pension income and is included in Other expense (income) on the Condensed Consolidated Statement of Income.

(3)  For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income in the Condensed Consolidated Statements of Income.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018
Revenue
North America	$598	$541
Europe	896	907
Total Revenue	$1,494	$1,448

Net Revenue
North America	$573	$516
Europe	706	704
Total Net Revenue (1)	$1,279	$1,220

Direct Operating Expense
North America	$520	$465
Europe	571	575
Total Direct Operating Expense	$1,091	$1,040

Gross Margin
North America	$53	$51
Europe	135	129
Total Gross Margin	$188	$180

Gross Margin %
North America	8.7%	9.4%
Europe	15.1%	14.3%
Total Gross Margin %	12.5%	12.4%

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %
Sales, general and administrative expense
Salaries and benefits	$26	$27	$(1)	-3.7%
Other sales, general and administrative expense	3	2	1	50.0%
Purchased services	10	15	(5)	-33.3%
Depreciation and amortization	3	2	1	50.0%
Total sales, general and administrative expense	$42	$46	$(4)	-8.7%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %

Revenue	$(33)	$(30)	$(3)	10.0%
Cost of transportation and services	(30)	(30)	—	0.0%
Net revenue (1)	(3)	—	(3)	100.0%
Direct operating expense	—	—	—	0.0%
Sales, general and administrative expense
Salaries and benefits	(1)	—	(1)	100.0%
Other sales, general and administrative expense	(2)	(1)	(1)	100.0%
Purchased services	—	1	(1)	-100.0%
Depreciation and amortization	—	—	—	0.0%
Total sales, general and administrative expense	(3)	—	(3)	100.0%
Operating income	$—	$—	$—	—

Note: Intersegment Eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Income and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General and Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018	$ Variance	Change %

Net income attributable to common shareholders	$43	$67	$(24)	-35.8%
Distributed and undistributed net income	4	6	(2)	-33.3%
Net income attributable to noncontrolling interests	5	6	(1)	-16.7%
Net income	52	79	(27)	-34.2%
Debt extinguishment loss	5	10	(5)	-50.0%
Interest expense	71	59	12	20.3%
Income tax provision	19	—	19	100.0%
Depreciation and amortization expense	180	171	9	5.3%
Unrealized loss on foreign currency option and forward contracts	2	4	(2)	-50.0%
EBITDA (1)	$329	$323	$6	1.9%
Transaction, integration and rebranding costs	1	7	(6)	-85.7%
Restructuring costs	13	—	13	100.0%
Adjusted EBITDA (1)	$343	$330	$13	3.9%

(1) See the “Non-GAAP Financial Measures” section of the Press Release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to
 Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2019	2018

GAAP net income attributable to common shareholders	$43	$67
Debt extinguishment loss	5	10
Unrealized loss on foreign currency option and forward contracts	2	4
Impairment of customer relationship intangibles	6	—
Transaction, integration and rebranding costs	1	7
Restructuring costs	13	—
Income tax associated with the adjustments above (1)	(8)	(6)
Impact of noncontrolling interests on above adjustments	(1)	—
Allocation of undistributed earnings	(2)	(1)
Adjusted net income attributable to common shareholders (2)	$59	$81

Adjusted basic earnings per share (2)	$0.55	$0.67
Adjusted diluted earnings per share (2)	$0.51	$0.61

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	107	120
Diluted weighted-average common shares outstanding	117	133

(1) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$1	$3
Unrealized loss on foreign currency option and forward contracts	1	1
Impairment of customer relationship intangibles	2	—
Transaction, integration and rebranding costs	—	2
Restructuring costs	4	—
	$8	$6

(2) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2019	2018

Net cash used in operating activities	$(96)	$(19)
Cash collected on deferred purchase price receivable	71	—
Adjusted net cash used in operating activities	(25)	(19)
Payment for purchases of property and equipment	(118)	(142)
Proceeds from sale of property and equipment	47	10
Free Cash Flow (1)	$(96)	$(151)

(1) See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Reconciliation of GAAP Revenue to Organic Revenue

(Unaudited)

(In millions)

	Logistics		Consolidated
	Three Months Ended March 31,
	2019	2018	2019	2018
Revenue	$1,494	$1,448	$4,120	$4,192
Fuel	—	—	(418)	(425)
Direct postal injection revenue	—	—	(40)	(56)
Foreign exchange rates	72	—	134	—
Organic Revenue	$1,566	$1,448	$3,796	$3,711
Organic Revenue Growth (1)	8.1%		2.3%

(1) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2018 organic revenue. See the “Non-GAAP Financial Measures” section of the Press Release.